NEWS & INFORMATION

FOR:	Emerson Radio Corp.
9 Entin Road
Parsippany, NJ 07054-0430

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 521-4344		(973) 428-2098

Brainerd Communicators, Inc.
Jonathan Schaffer / Brad Edwards
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Monday, March 12, 2007
FOR IMMEDIATE RELEASE
Emerson Radio Receives Notice of Non-Compliance from AMEX; Company
Anticipates Filing Form 10-Q on or about March 16, 2007
PARSIPPANY, NJ — March 12, 2007 — Emerson Radio Corp. (AMEX:MSN) announced today that it has been notified by The American Stock Exchange (“AMEX”) that it is not in compliance with the reporting requirements for continued listing on AMEX due to the fact that the Company has not yet filed its Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2006 with the Securities and Exchange Commission. The timely filing of such reports is a condition for the Company’s continued listing on the exchange, as required by sections 134 and 1101 of the Amex Company Guide. Emerson is promptly taking all necessary actions to regain compliance with the AMEX requirements.
AMEX advised Emerson that it must submit a plan to AMEX by March 21, 2007, advising AMEX of action Emerson has taken, or will take, in order to regain compliance with the AMEX requirements by April 20, 2007. If Emerson fails to submit a plan that is acceptable to AMEX, fails to make progress consistent with such plan or otherwise fails to comply with the AMEX requirements by April 20, 2007, Emerson will be subject to delisting proceedings.

Emerson previously disclosed a delay in the filing of its Form 10-Q and expects to be able to file the Form 10-Q on or about March 16, 2007. At that time, Emerson expects to be in a position to regain compliance with the AMEX requirements; however, there can be no assurance that the Company will be able to regain such compliance and maintain its AMEX listing. Emerson’s common stock continues to trade on AMEX in the meantime.
Emerson Radio Corp. (AMEX: MSN), founded in 1948, is headquartered in Parsippany, N.J. Emerson designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson’s web site is www.emersonradio.com.
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in Emerson’s reports as filed with the Securities and Exchange Commission. Emerson assumes no obligation to update the information contained in this news release.
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